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                                                                   EXHIBIT 10.26


                             C O N F I D E N T I A L

                              SEPARATION AGREEMENT
                          AND GENERAL RELEASE OF CLAIMS


                  This Separation Agreement and General Release of Claims ("Agreement") is entered into between Hercules incorporated ("Employer"), and June B. Barry ("Employee").

                  In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

1. SEPARATION DATE. Effective upon the close of business on June 30, 2001 but subject to the 21-day consideration period described in Section 16, Employee shall cease to be employed by Employer (the "Separation Date"). Between now and the Separation Date and for 30 days following said Separation Date on an "as needed" basis (at no additional charge to Employer), Employee shall assist in transitioning her duties and responsibilities, and perform such other duties and responsibilities as she may be assigned that are not inconsistent therewith.

2. SEVERANCE PAYMENT. Within twenty (20) days of receipt of this Agreement executed by Employee, and provided Employee has not revoked this Agreement in accordance with paragraph 17 below, Employer shall pay to Employee severance in the amount of One Million Three Hundred Twenty Thousand dollars ($1,320,000.00), less all applicable withholdings and deductions. Employee expressly waives all rights to benefits under the Merger Severance Plan, Change in Control Agreement, Severance Plan, and under any and all other plans or agreements purporting to provide for severance payments.

3. SPECIAL PENSION BENEFIT. Employee's regular benefit entitlement under and pursuant to the provisions of the BetzDearborn Pension Plan, having satisfied all of the requirements of Section 6.6 (Vested Benefit) of the BetzDearborn Pension Plan, and including one year Service Credit for Plan Year 2001, will be approximately $28,000/year payable at age
         55. Employee will be granted an additional special pension benefit payable under the Hercules Employee Pension Restoration Plan of $1,333.33 per month effective July 1, 2006, such amount payable for Employee's lifetime. The additional benefit is payable pursuant to the provisions of the BetzDearborn Pension Plan but is payable under the Hercules Pension Restoration Plan, which is a nonqualified pension plan payable from the assets of Hercules Incorporated.

         Additionally, Employee will be entitled to the Early Retirement Benefit described in Attachment 2 to Employee's Employment Offer Letter dated October 6, 1998. The value of this account on March 31, 2001 was $833,693.00. Interest will be credited to June 30, 2001.
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                             C O N F I D E N T I A L



4. NON-QUALIFIED SAVINGS PLAN ACCOUNT BALANCE. Employee will receive her account balance in the subject plan. The value of this account is $24,900 as of March 31, 2001. Interest will be credited to June 30, 2001.

         Also reported as of March 31, 2001 as part of this account was $36,900 which was the value of dividends and interest accrued applicable to the Shareholder Value Award granted to Employee November 19, 1999 which by its terms will be forfeited on June 30, 2001.

5. ACCRUED VACATION PAY. Employee has or will take all accrued and earned vacation as of June 30, 2001. Employee acknowledges and agrees that she is not entitled to any additional payment for accrued vacation time.

6. HEALTH & DENTAL BENEFIT CONTINUATION. Employer agrees to continue Employee's participation (including that of her spouse and children) for a period of six months beginning July 1, 2001 in the Health and Dental Plans at the same cost as applicable to employee electing the same coverage. Following the six month period of coverage, Employer shall issue to Employee notice of her right to elect continued health coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If Employee elects continuation coverage, Employee shall be responsible for paying 100% of the premiums and administrative fees.

7. GROUP LIFE INSURANCE COVERAGE. Employee is a participant in the Hercules Group Life Insurance Plan. At resignation, Employee is eligible to convert $150,000 coverage to a private pay plan. Should Employee so convert, Hercules shall reimburse Employee for her premium cost for up to 6 months of coverage following resignation.

8. IMPACT OF SEVERANCE ON OTHER BENEFITS. Except as expressly provided in this Agreement, both Employee's and her dependents' participation in, coverage by and entitlement to all compensation, fringe benefit and employee benefit programs of Employer shall cease upon the Separation Date.

9. COOPERATION FOLLOWING THE SEPARATION DATE. Employee agrees that she will cooperate with any reasonable request of Employer to continue to aid in the transition of her function or to answer questions regarding her functional area following the Separation Date. Employee, prior to June 30, 2001, agrees to list all open projects, accountabilities and unfinished assignments with a description of status.

10. AGREEMENT NOT TO SEEK FUTURE EMPLOYMENT WITH EMPLOYER. Employee agrees that she will not apply for or otherwise seek employment with Employer (as defined below) at any time in the future unless mutually agreed in writing by both parties.



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                             C O N F I D E N T I A L



11. NO ADMISSION. The benefits provided to Employee in this Agreement are not intended to be, and shall not be construed as, any admission of liability by Employer or of any improper conduct on Employer's part, all of which Employer specifically denies.

12.      COMPANY INFORMATION.

                  (a) Employee represents that she has returned or will immediately return to Employer all "Company Information," including, without limitation, customer information, formulary information, product and pricing information, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer equipment, computer access codes and disks and instructional manuals, and other property which Employee received or prepared or helped prepare in connection with Employee's employment with Employer, and Employee will not retain any copies, duplicates, reproductions or excerpts thereof. The term "Company Information" as used in this Agreement means (i) confidential information of Employer, including without limitation information received from third parties under confidential conditions, and (ii) other information; including technical, business or financial information or trade secrets, the use or disclosure of which might reasonably be construed to be contrary to the interests of Employer or its affiliates.

                           Notwithstanding the foregoing, Employee may, if she desires, keep material and or notes that are of a personal nature which were accumulated or prepared during her employment with Employer. Employee agrees to provide Employer with a list of such retained material with a general reference as to the contents. Such material or notes will be kept confidential (except in response to subpoena) and will remain available for review by Employer, should Employer elect to review them, for as long as they are retained by Employee.

                  (b) The parties agree that in the course of Employee's employment, Employee has acquired Company Information as defined in paragraph 12(a). Employee understands and agrees that such Company Information has been disclosed to Employee in confidence and for the use only on behalf of Employer. Employee acknowledges that she has no ownership right or interest in any Company Information used or developed during the course of her employment. Employee understands and agrees that (i) Employee will keep such Company Information confidential at all times after her employment with Employer, and (ii) Employee will not make use of Company Information on her own behalf, or on behalf of any third party.

                  (c) Employee further acknowledges that she was privy to confidential and privileged information during the course of her employment in her capacity as Executive Vice President, Corporate Resources Group.

                  (d) Employee will be permitted to retain the computer and fax machine provided by Hercules and will be disconnected effective July 1, 2001 from Hercules


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                             C O N F I D E N T I A L



         provided internet, intranet and other telephone line connections. In consideration of Hercules transferring such computer and fax equipment to Employee, Employee will cooperate with Hercules to download and transfer to Hercules all files contained therein and thereupon erase such files from the computer.

13. GENERAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE. Employee for herself and her respective heirs, administrators, executors, agents, beneficiaries and assigns, does waive, release and forever discharge Employer (as defined below) of and from any and all Claims (as defined below). Employee agrees not to file a lawsuit to assert any Claim and further agrees that she will not counsel, assist or encourage any other person to assert any rights or demands or causes of action against Employer or to counsel, assist or encourage any other person to seek any damages, penalties, losses, attorneys' fees, costs or expenses against Employer, provided, however, that this sentence shall not be construed to prevent or apply to any testimony that Employee may provide pursuant to subpoena. This release covers all Claims arising from the beginning of time up to and including the date of this Agreement, but does not cover Claims relating to the validity or enforcement of this Agreement, or to Claims for legally mandated benefits and vested benefits under any qualified or nonqualified savings and pension plans or welfare plans in which Employee may have participated or will continue to participate in, or any other rights or claims that may arise after this Agreement is executed.

                  The following provisions further explain this general release and covenant not to sue:

                  (a) DEFINITION OF "CLAIMS". "Claims" includes without limitation all actions or demands of any kind that Employee now has, or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys' fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

                  The nature of Claims covered by this release and covenant not to sue includes without limitation all actions or demands in any way based on Employee's employment with Employer, the terms and conditions of such employment or Employee's separation from employment except as to those rights, benefits and obligations set forth in and granted by this Agreement. More specifically, all of the following are among the types of Claims which are waived and barred by this release and covenant not to sue:

         -        Contract Claims (whether express or implied);

         -        Tort Claims, such as for defamation or emotional distress;

         - Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;



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                             C O N F I D E N T I A L



         - Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

         - Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar state statutes and municipal ordinances;

         - Claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;

         -        Claims for wrongful discharge; and

         - Claims for reasonable attorneys' fees, including litigation expenses and costs.

         - Claims made pursuant to the letters ("Letters") and subject matters of the "Letters" listed in Attachment A hereto, except as specifically provided herein.

                  Nothing contained in the foregoing portion of this paragraph 13 shall be construed to release Employer, or any insurance carrier providing insurance coverage to Employer or its directors and officers, from any obligation (if any exists) which Employer or such insurance carrier may otherwise have to defend or indemnify Employee in any action, suit or proceeding brought by a third party against Employee based on or arising from Employee's actions as an officer of Employer prior to the Separation Date.

                  (b) DEFINITION OF "EMPLOYER". "Employer" includes without limitation Hercules Incorporated and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

                  (c) EMPLOYEE'S ACKNOWLEDGMENT OF SCOPE OF RELEASE. Employee declares and agrees that any Claims she may have incurred or sustained may not be fully known to her and may be more numerous and more serious than she now believes or expects. Further, in making this Agreement, Employee relies wholly upon her own judgment of the future development, progress and result of said Claims, both known and unknown, and acknowledges that she has not been influenced to any extent whatsoever in the making of this Agreement by any representations or statements regarding said Claims made by individuals or entities who are within the definition of Employer above. Employee further acknowledges that she accepts the terms herein in full settlement and satisfaction of all such Claims.



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                             C O N F I D E N T I A L



14. AGREEMENT CONFIDENTIAL. Employee agrees to keep this Agreement and its terms confidential except as may be required to enforce the Agreement or to obtain legal or tax advice.

15. NON-DISPARAGEMENT. Employer and Employee agree that they will not engage in any activity or make any statement that may disparage or reflect negatively on Employer or Employee, including those entities and individuals related to Employer as defined in the Release section of this Agreement.

16. CONSIDERATION PERIOD. Employee acknowledges that she is being provided with a period of twenty-one (21) days to consider the terms of this offer from the date this Agreement first was presented to her on June 21, 2001. Employee agrees that any changes to this offer, whether material or immaterial, will not restart the running of the 21-day period.

         - Employee agrees to notify Employer of her acceptance of this Agreement by delivering a signed and witnessed copy to Employer, addressed to the attention of Edward V. Carrington, no later than July 13, 2001. Should Employee not accept this Agreement, she shall continue as an active employee without break in service. Employee understands that she may take the entire 21-day period to consider this Agreement. Employee may return this Agreement in less than the full 21-day period only if her decision to shorten the consideration period is knowing and voluntary and was not induced in any way by Employer.

         - By signing and returning this Agreement, Employee acknowledges that the consideration period afforded Employee a reasonable period of time to consider fully each and every term of this Agreement, including the release and covenant not to sue, and that Employee has given the terms full and complete consideration.

17. REVOCATION PERIOD. Employee acknowledges that she shall have seven (7) days after signing this Agreement to revoke it if she chooses to do so. If Employee elects to revoke this Agreement, she shall give written notice of revocation to Employer by delivering it to E. V. Carrington in such a manner that it is actually received within the seven-day period.

18. ADVICE TO CONSULT LEGAL REPRESENTATIVE. Employee acknowledges that she has consulted with legal counsel of her choosing, at her own expense, regarding the meaning and binding effect of this Agreement before signing it.

19. KNOWING AND VOLUNTARY AGREEMENT. Employee, intending to be legally bound hereby, certifies and warrants that she has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that she is competent to understand the content and effect of this Agreement, and that her decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.



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                             C O N F I D E N T I A L



20. HEADINGS. The headings contained in this Agreement are not a part of the Agreement and are included solely for ease of reference.

21. INTEGRATION AND MODIFICATION. Employee declares and represents that no promise or agreement has been made to her other than those expressed herein. Except as stated herein, this Agreement constitutes the entire agreement of the parties and supersedes all prior understandings, whether oral or written, between them. Any modification of this Agreement must be made in writing and signed by all parties.

22. SEVERABILITY. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

23. GOVERNING LAW. Except to the extent any such laws are preempted by Federal law, the parties agree that the terms of this Agreement shall be governed by the laws of Delaware without giving effect to the choice of laws principles of any state, and that either party may pursue its/her respective rights hereunder in any court of competent jurisdiction.

                  IN WITNESS WHEREOF, and with the intention of being legally bound, the parties have executed this Agreement on the dates noted below.


                                       AGREED TO AND ACCEPTED

                                       /s/ June B. Barry
                                       ---------------------------------
                                       June B. Barry
                                       Date:  June 22, 2001



                                       HERCULES INCORPORATED


                                       By:  /s/ Edward V. Carrington
                                          ------------------------------
                                       Title:  Office of Chairman
                                             ---------------------------
                                       Date:  June 22, 2001
                                            ----------------------------




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                             C O N F I D E N T I A L



                                  ATTACHMENT A
                                    "LETTERS"


          DATE                     AUTHOR            SUBJECT MATTER

          February 15, 2000        V.J. Corbo        Executive Benefits
          February 18, 2000        R.L. Fluir        Stock Option Award
                                                     Certificate
          April 13, 2000           V.J. Corbo        Executive Benefits
          June 5, 2000             V.J. Corbo        Executive Benefits
          June 30, 2000            V.J. Corbo        Executive Benefits






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